                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           CELESTIAL SEASONING, INC
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        [LOGO OF CELESTIAL SEASONINGS]

                          Celestial Seasonings, Inc.
                             4600 Sleepytime Drive
                            Boulder, Colorado 80301

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held February 10, 2000

                               ----------------

To the Stockholders of Celestial Seasonings, Inc.:

   NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of Celestial Seasonings, Inc., a Delaware corporation (the "Company"), will be held on Thursday, February 10, 2000, at 2:30 p.m., (MST), at Celestial Seasonings, Inc., 4600 Sleepytime Drive, Boulder, Colorado 80301, for the following purposes:

   1) To elect two Class III directors to serve until the 2003 Annual Meeting of Stockholders, and until their successors are duly elected and qualified; and

   2) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending September 30, 2000; and

   3) To transact such other business as may properly come before the meeting or any adjournments thereof.

   These matters are more fully described in the accompanying Proxy Statement. The Board of Directors of the Company fixed the close of business on December 17, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only holders of the Company's common stock, $.01 par value per share, at the close of business on the record date are entitled to notice of, and to vote at, the Meeting. A complete list of stockholders entitled to vote at the Meeting will be available during normal business hours for examination by any stockholder, for purposes related to the Meeting, for a period of ten days prior to the Meeting, at the Company's corporate offices located at 4600 Sleepytime Drive, Boulder, Colorado 80301.

   You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope to ensure that your shares, regardless of the size of your holdings, are represented and voted in accordance with your wishes. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.

                                          By order of the Board of Directors

                                                   David I. Rosenthal,
                                                   -------------------------
                                                 Senior Director of Finance

Boulder, Colorado
January 10, 2000

                        [LOGO OF CELESTIAL SEASONINGS]

                          Celestial Seasonings, Inc.
                             4600 Sleepytime Drive
                            Boulder, Colorado 80301

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                               February 10, 2000

                               ----------------

                              GENERAL INFORMATION

   This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors") of Celestial Seasonings, Inc., a Delaware corporation, to be used at the 2000 Annual Meeting of Stockholders of the Company to be held on Thursday, February 10, 2000, at 2:30 p.m. (MST), at Celestial Seasonings, Inc., 4600 Sleepytime Drive, Boulder, Colorado 80301, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed to the holders of the Company's common stock, $.01 par value per share (the "Common Stock"), on or about January 10, 2000.

   Stockholders of the Company represented at the Meeting will consider and vote upon (i) the election of two Class III directors, to serve until the 2003 annual meeting of stockholders, and until their successors are duly elected and qualified, (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending September 30, 2000, and (iii) such other business as may properly come before the Meeting and as to which notice has not been received by the Company on or prior to January 24, 2000. The Company is not aware of any other business to be presented for consideration at the Meeting.

                      VOTING AND SOLICITATION OF PROXIES

   Only holders of record of the Common Stock at the close of business on December 17, 1999 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 8,361,940 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share held on the Record Date on all matters which may come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting.

   Any proxy given pursuant to this solicitation is revocable at any time prior to being voted at the Meeting. A written revocation must be mailed to the Secretary of the Company and received prior to the Meeting. Any record holder who attends the Meeting may vote in person, thereby revoking any previously executed proxy. All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the Board of Directors' nominees for director, and for the ratification of Deloitte & Touche LLP as independent auditors as listed in this Proxy Statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

   This proxy solicitation is made by and on behalf of the Board of Directors. Solicitation of proxies for use at the Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will bear all expenses of this Proxy Statement, the enclosed form of proxy, and of soliciting proxies.

                             ELECTION OF DIRECTORS

   At the Meeting, stockholders will elect two Class III directors, who will serve until the Company's 2003 annual meeting, or until the director's respective successor has been elected and qualified or until the director's earlier resignation or removal. The shares represented by the proxy card will be voted in favor of the election of the nominees listed below unless authorization to do so is withheld. In the event that any of the nominees should be unavailable to serve as director, which is not presently anticipated, it is the intention of the persons named in the proxy card to select and cast the shares represented by proxies for the election of such other person or persons as the Board of Directors may designate.

   Directors of the Company are elected by a plurality of the shares voting in the election of directors. Thus, the two nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the election of directors.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                THE ELECTION OF THE NOMINEES IDENTIFIED BELOW.

Information Concerning the Nominees

   Set forth below is the name of each nominee for election to the Board of Directors, his age, his principal occupation for at least the past five years, and the period during which he has served as a director. Each nominee is currently a director of the Company.

Nominees for Class III directors (terms expiring in 2003)

     James P. Kelley, 45, has served as a director of the Company since 1988. Mr. Kelley is a Managing Director of Vestar Capital Partners, Inc. ("Vestar"), a private investment firm. Prior to the founding of Vestar in 1988, he was a Vice President of The First Boston Corporation, an investment banking firm. Mr. Kelley is a director of the Westinghouse Air Brake Company and Reid Plastics, Inc.

     Mo Siegel, 50, has served as a director of the Company since 1988 and as Chairman of the Board since 1991. He founded Celestial Seasonings in 1970 and was President and Chairman of the Board until 1986. From 1986 until 1990, Mr. Siegel was involved in private investments and not-for-profit activities, and from 1990 until 1991 was a founder and chief executive officer of Earth Wise, Inc., a marketer of environmentally friendly products. He served as Chief Executive Officer of the Company from 1991 to 1997. Mr. Siegel also serves on the Board of Directors of Wild Oats Markets, Inc., and several privately-held companies and foundations.

Incumbent Class I directors (terms expiring in 2001)

     Marina Hahn, 42, has served as a director of the Company since 1994. Currently, Ms. Hahn is Executive Vice President of J. Walter Thompson Company, an advertising agency. From 1996 to 1998 she was Head of the Corporate Advisory Group for the William Morris Agency, Inc. From 1993 to 1995, Ms. Hahn was Vice President, Advertising for Sony Electronics, Inc., a consumer electronics manufacturer. From 1989 until joining Sony, she was the Director of Advertising for the Pepsi-Cola Company, a beverage company. From 1979 to 1989, she was employed by DDB Needham Worldwide, Inc., an advertising agency.

     Stephen B. Hughes, 45, has served as a director of the Company since 1997. He joined the Company in 1997 as President and Chief Executive Officer. From 1992 until 1997 he held various positions including Executive Vice President and General Manager of Marketing and Sales, and Executive Vice President and General Manager, USA for Tropicana Dole Beverages North America, a beverage company. Prior to Tropicana Dole, Mr. Hughes was Executive Vice President and General Manager at Healthy Choice, a Division of ConAgra, Inc., a diversified food products company, from 1988 until 1992.

     Leonard Lieberman, 71, has served as a director of the Company since 1988. Mr. Lieberman is a retired Chairman, President and Chief Executive Officer of Supermarkets General Corporation, one of the largest supermarket companies in the United States and operator of Pathmark Supermarkets. Mr. Lieberman is a director of Sonic Corporation, Republic New York Corporation, Nice-Pak Products, Inc., and several privately-held companies.

Incumbent Class II directors (terms expiring in 2002)

     Ronald V. Davis, 53, has served as a director of the Company since 1993. Mr. Davis is Chairman of Davis Capital, LLC, a private investment firm. From 1992 to 1994 he was Chairman of Perrier Group of America, Inc., a leading beverage manufacturer and distributor, and from 1980 to 1992 he was President and Chief Executive Officer of Perrier America.

     John D. Howard, 47, has served as a director of the Company since 1988. Since 1997, Mr. Howard has been a Senior Managing Director of Bear Stearns & Co., Inc., an investment banking firm and head of Merchant Banking at Bear Stearns. From 1990 to 1996 he was Co-Chief Executive Officer of Vestar. Prior to joining Vestar in 1990, he had been, since 1985, a Senior Vice President of Wesray Capital Corporation, a private investment firm. Mr. Howard is a director of Safety-First Corporation, Dyersburg Fabrics, Inc., M.S.S. Delaware and Nice-Pak Products, Inc.

     Gregg A. Ostrander, 46, has served as a director of the Company since 1998. Mr. Ostrander is Chief Executive Officer of Michael Foods, Inc., a food processor, a position he has held since 1994. During 1993, he was Chief Operating Officer of Michael Foods. Mr. Ostrander was President of Swift-Eckrich Prepared Foods, a division of Con-Agra, Inc., a diversified food products company, from 1990 to 1993. From 1985 to 1990, Mr. Ostrander held the positions of Vice President--Marketing and Senior Vice President-- Marketing at Armour Swift-Eckrich, Inc. Mr. Ostrander is a director of Arctic Cat, Inc. and Michael Foods, Inc.

                     MEETINGS AND COMMITTEES OF THE BOARD

   The Board of Directors held four meetings during fiscal 1999. Each of the directors attended at least 75% of the total number of such meetings and committee meetings on which he or she served that were held during fiscal 1999.

   The Board of Directors has established the following standing committees:

   Compensation Committee. The principal responsibilities of the Compensation Committee are to establish policies and periodically review matters involving executive compensation, recommend changes in employee benefit programs, grant stock options under the 1993 Long-Term Incentive Plan ("Incentive Plan"), and provide counsel on key personnel selection, effective succession planning and development programs for all corporate officers. The current members of the Compensation Committee are Messrs. Davis (Chairman), Howard, Lieberman and Ostrander.

   Audit Committee. The principal responsibilities of the Audit Committee are to review the plan, scope and results of the independent audit and report to the Board of Directors on whether financial information is fairly presented and whether generally accepted accounting principles are followed, monitor the internal accounting and financial functions of the Company to assure quality of staff and proper internal controls, and investigate conflicts of interest, ethics and compliance with laws and regulations. The current members of the Audit Committee are Ms. Hahn and Messrs. Kelley and Lieberman (Chairman).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Based solely upon its review of copies of the Section 16 reports the Company has received and representations from certain reporting persons, the Company believes that during its year ended September 30, 1999, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements.


                              EXECUTIVE OFFICERS

   Set forth below is certain information relating to the current executive officers of the Company. Biographical information with respect to Mo Siegel and Stephen B. Hughes is set forth under "Election of Directors" above.

   Name                  Age           Position(s)
   ----                  ---           -----------
Mo Siegel                 50           Chairman of the Board
Stephen B. Hughes         45           Chief Executive Officer and President
Kerin Franklin            34           Vice President--Research & Development
Walter Freese             46           General Manager--Celestial Seasonings Brand
Marie A. Gambon           46           Vice President--Human Resources
David I. Rosenthal        45           Senior Director of Finance

   Ms. Franklin has been the Vice President--Research & Development since April 1999. She joined the Company as Product Development Manager in November 1992. In August 1993 she was promoted to Senior Food Scientist, in February 1997 she was promoted to Director of Product Development, and in June 1998 she was promoted to Senior Director of Research and Development. Prior to joining Celestial, Ms. Franklin worked for several years as a product development consultant, while pursuing her Master's Degree in Food Science and Human Nutrition. Ms. Franklin has been working in the area of Product Development for 10 years and holds several patents for functional foods and supplements.

   Mr. Freese has been General Manager--Celestial Seasonings Brand since September 1999. He joined the Company as Senior Director, Wellness Products in March 1998, progressing to Vice President, Wellness Products in March 1999 and Vice President/General Manager, Direct Business Channels in August 1999. Prior to joining the Company, Mr. Freese was Group Vice President with Spectra Marketing Systems, a marketing consulting firm, from 1996 to 1998. He served as Vice President, Marketing for Casual Corner Group, a specialty retailer, from 1993 to 1996. Mr. Freese has also held senior marketing positions with leading packaged goods marketers, Kraft/General Foods and Nestle.

   Ms. Gambon joined the Company as Vice President--Human Resources in March 1994. Prior to joining the Company, from 1992 to 1994 she was Executive Director--Leadership and Learning of U.S. West, a telephone company. From 1991 to 1992 she was Director of the Leadership Center of U.S. West. Prior to her employment with U.S. West, Ms. Gambon was employed by International Business Machines, a computer hardware and software manufacturer, for 17 years.

   Mr. Rosenthal joined the Company on August 10, 1999 as Senior Director of Finance. Prior to joining Celestial Seasonings, he was the Chief Financial Officer of Hauser, Inc., a manufacturer of natural extract products, from June 1994 to July 1999. Before 1994, Mr. Rosenthal held senior financial management positions in public and private high technology companies, including Tandem Computers, Inc. and Octel Communications Corporation.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

   During fiscal 1999, non-employee directors received an annual fee of $10,000 for serving as a director, a fee of $2,000 for each meeting of the Board of Directors or Board committee attended, and $500 for each special meeting attended, as well as reimbursement for their costs of attending such meetings. The annual directors' fee is paid in cash. Meeting fees are paid, at the election of the director, in cash or Common Stock in accordance with the provisions of the Director Plan. During 1999, all non-employee directors elected to receive compensation for meeting fees in stock. In addition, in 1999 non-employee directors received an option to purchase 4,000 shares of Common Stock. Mr. Ostrander received an initial grant of an option to purchase 10,000 shares in 1999. Mr. Siegel, Chairman of the Board, and Mr. Hughes, Chief Executive Officer, receive no annual fees, meeting fees or option grants for services as directors.

Executive Compensation

   The following table sets forth the compensation awarded by the Company to its Chairman, Chief Executive Officer and its four other most highly compensated executive officers for services rendered during the three years ended September 30, 1999.

                          SUMMARY COMPENSATION TABLE

                                                              Long-term Compensation
                                                              -------------------------
                                                                            Securities
                                                              Restricted    Underlying
        Name and                                                Stock         Options      All Other
   Principal Position    Year     Salary   Bonus    Other     Award ($)     Awarded (#) Compensation(11)
   ------------------    ----    -------- -------- -------    ----------    ----------- ----------------
Mo Siegel
 Chairman of the Board.. 1999    $258,462 $    --  $   --      $    --            --        $ 7,748
                         1998     248,482      --      --           --            --          9,437
                         1997     212,000   70,493     --           --            --          8,945
Stephen B. Hughes
 President and Chief
  Executive Officer..... 1999     336,422      --      --           --            --         12,222
                         1998     309,000  157,936  42,336(5)       --            --          7,224
                         1997(1)   69,495   40,054  11,540(5)   322,500(10)   430,000           --
Darrell F. Askey
 Vice President--Finance
  and Chief Financial
  Officer............... 1999(2)  169,639   50,414   4,403(6)       --         15,000         5,090
                         1998     144,406   54,256   3,542(6)       --         20,000         8,341
                         1997     126,919   41,008   2,858(6)       --            --          6,911
William Atchinson
 General Manager--
  Supplements........... 1999(3)  181,939    5,404  56,567(7)       --         15,000         4,645
                         1998(3)  126,153   60,025  31,886(7)       --         30,000         1,054
Kerin Franklin
 Vice President--
  Research and
  Development........... 1999      99,536   30,906   5,504(8)       --         15,000         6,809
                         1998      85,827   19,940     --           --          5,000         5,391
                         1997      51,948   13,977     --           --          2,700         3,882
Marie A. Gambon
 Vice President--Human
  Resources............. 1999     124,518   45,511   6,115(8)       --         15,000         7,715
                         1998     115,510   43,403     --           --         20,000         7,359
                         1997     109,754   31,928     --           --            --          6,284
Blake Waltrip
 General Manager--
  Beverages............. 1999(4)  142,316      --    6,231(6)       --         15,000         7,579
                         1998(4)   79,323   30,610  59,290(9)       --         18,000           --

--------
 (1) Mr. Hughes' employment with the Company commenced during the Company's third quarter in 1997.
 (2) Mr. Askey ceased to serve as an executive officer on August 25, 1999.
 (3) Mr. Atchinson's employment with the Company commenced during the Company's first quarter in 1998. He ceased to serve as an executive officer on September 3, 1999.
 (4) Mr. Waltrip's employment with the Company commenced during the Company's second quarter in 1998. He ceased to serve as an executive officer on October 22, 1999.
 (5) Consists of reimbursement of relocation expenses (1998--$37,515; 1997-- $10,561) and benefits related to the Company's provision of a leased car (1998--$4,821; 1997--$979).

 (6) Consists of benefits related to the Company's provision of a leased car.
 (7) Consists of reimbursement of relocation expenses.
 (8) Consists of benefits in lieu of provision of a leased car.
 (9) Consists of reimbursement of relocation expenses.
(10) Consists of 30,000 shares granted on June 16, 1997, with a value of $577,500 as of September 30, 1998. The shares vest over a five year period as follows: 20% one year from date of grant and 1 2/3% per month thereafter. The Company has not declared any dividends in the past; however, if a dividend were declared Mr. Hughes has the right to receive such dividend.
(11) Consists of Company contributions pursuant to the Company's 401(k) defined contribution plan, Company contributions pursuant to the Company's thrift retirement plan, Company contributions to fund purchases of Common Stock for the officer's account under the Company's employee stock ownership plan, and premiums paid by the Company for the officer's personal term life insurance policy and long term disability policy.

Option Grants in Last Fiscal Year

   The following table sets forth information concerning options granted to the executives named in the Summary Compensation Table above during the year ended September 30, 1999.

                                                                                  Potential Realizable
                                                                                    Value at Assumed
                                                                                    Annual Rates of
                                                                                Stock Price Appreciation
                                           Individual Grants                        for Option Term
                         ------------------------------------------------------ ------------------------
                          Number of   % of Total
                         Securities    Options
                         Underlying   Granted to  Exercise or
                           Options   Employees in Base Price
  Name                   Granted (#) Fiscal Year   ($ / Sh)    Expiration Date      5%          10%
  ----                   ----------- ------------ ----------- ----------------- ----------- ------------
Darrell F. Askey........   15,000        5.9%       $19.63    November 11, 2008 $    81,330 $    179,718
William Atchinson.......   15,000        5.9%       $19.63    November 11, 2008 $    81,330 $    179,718
Kerin Franklin..........   15,000        5.9%       $19.63    November 11, 2008 $    81,330 $    179,718
Marie Gambon............   15,000        5.9%       $19.63    November 11, 2008 $    81,330 $    179,718
Blake Waltrip...........   15,000        5.9%       $19.63    November 11, 2008 $    81,330 $    179,718

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

   The following table sets forth information concerning option exercises during the last fiscal year and the value of outstanding options held as of September 30, 1999 by the executives named in the Summary Compensation Table above.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                       Number of
                                                      Securities            Value of
                                                      Underlying          Unexercised
                                                      Unexercised         In-the-Money
                                                      Options at           Options at
                                                     Fiscal Year-         Fiscal Year-
                                                        End (#)             End ($)
                                                   ----------------- ----------------------
                            Shares
                         Acquired on     Value       Exercisable /       Exercisable /
          Name           Exercise (#) Realized ($)   Unexercisable      Unexercisable(1)
          ----           ------------ ------------ ----------------- ----------------------
Mo Siegel...............       --       $   --     227,940 /       0 $3,076,611 /         0
Stephen B. Hughes.......       --           --     193,500 / 236,500  1,644,750 / 2,010,250
Darrell F. Askey........    22,520      184,834          0 /       0          0 /         0
William Atchinson.......       --           --      14,999 /       0     58,121 /         0
Kerin Franklin..........       --           --       2,663 /  20,037      8,320 /    12,936
Marie Gambon............       --           --      15,833 /  29,167    113,208 /    11,792
Blake Waltrip...........       --           --       5,700 /  27,300     24,225 /    52,275

--------
(1) Amounts are calculated as the difference between the fair market value of the stock underlying the options ($19.75 per share on the last trading day of the fiscal year) and the exercise price of the options. The weighted average exercise price on the last trading day of the fiscal year was $5.74 for Mr. Siegel's options, $10.75 for Mr. Hughes' options, $15.38 for Mr. Atchinson's options, $18.56 for Ms. Franklin's options, $16.60 for Ms. Gambon's options and $17.10 for Mr. Waltrip's options.

Employment Agreements

   Pursuant to Mr. Siegel's executive agreement with the Company, he is entitled to an annual salary of $250,000 and is not eligible to participate in a bonus program. Mr. Siegel is entitled to participate in the Company's health and welfare benefit plans, and other plans generally available to executive officers and employees. The employment agreement provides for severance compensation equal to two times annual salary of $250,000 if the executive is terminated by the Company without cause. Mr. Siegel also agreed not to compete with the Company for a period of four years following termination of his employment and agreed to customary provisions regarding confidentiality and proprietary rights.

   When Mr. Hughes was hired by the Company on June 16, 1997, he entered into an employment agreement with the Company, under which he received an annual base salary of $295,000 during 1997 and $315,000 during 1998. The agreement provides for an annual review of his base salary. In 1999, Mr. Hughes received an annual base salary of $327,600. Mr. Hughes is eligible to participate in a bonus program, with a target bonus equal to 50% of his base salary and a maximum bonus equal to 100% of his base salary. The bonus is dependent upon the Company achieving targeted financial and operating results. Mr. Hughes received at the time of his employment nonqualified stock options to purchase 430,000 shares of the Company's common stock and a grant of 30,000 restricted shares, all of which vest ratably over a five year period. Mr. Hughes is entitled to participate in the Company's health and welfare benefit plans, and other plans generally available to executive officers and employees. In addition, Mr. Hughes received reimbursement of certain relocation expenses when he joined the Company, along with an interest free loan. See "Certain Relationships and Related Transactions." The employment agreement expired June 16, 1999, and by the terms of the agreement, automatically renewed for one year. The employment agreement provides for severance compensation equal to two times base salary if Mr. Hughes' employment is terminated by the Company without cause or if Mr. Hughes resigns for good reason following a change in control of the Company. Mr. Hughes also agreed not to compete with the Company for a period of two years following termination of his employment and agreed to customary provisions regarding confidentiality and proprietary rights.

   Messrs. Askey and Atchinson and Ms. Gambon have entered into substantially similar employment agreements with the Company pursuant to which the executive is entitled to an annual base salary, reviewed annually. The executive also may receive a performance bonus each year with a target equal to a percentage of his or her base salary. In addition, the executive is entitled to participate in the Company's health and welfare benefit plans, incentive stock option and bonus plans, and other plans generally available to executive officers and employees. The employment agreements provide for severance compensation equal to a maximum of nine months' base salary if the executive is terminated by the Company without cause during the first year of employment and six months' base salary if the executive is terminated by the Company without cause thereafter. In addition, Mr. Atchinson received reimbursement of certain relocation and temporary living expenses when he joined the Company. Messrs. Askey and Atchinson both voluntarily resigned from the Company prior to September 30, 1999.

Compensation Committee Report

   The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The members of the Committee, who are neither employees nor officers of the Company, are Ronald Davis, Chairman, John Howard, Leonard Lieberman and Gregg Ostrander. The Committee determines the compensation of all executive officers of the Company, including compensation of the executives named in the Summary Compensation Table. In reviewing the compensation of individual executive officers the Committee considers individual performance, contribution to the achievement of corporate objectives, the recommendations of the Chief Executive Officer (other than with respect to his own compensation), published compensation surveys, and current market conditions. The Committee's determinations on compensation are reviewed and approved by all non-employee directors. Action with respect to the Chief Executive Officer's base salary is reviewed and approved by the non-employee directors of the Board after recommendation by the Compensation Committee. During fiscal 1999, the Committee met once.

 Overall Policy

   The Company's compensation programs are tied directly to Company performance, which the Board of Directors believes contributes to increases in shareholder value. The Company's compensation programs are aimed at enabling the Company to attract and retain the best possible executive talent, and rewarding those executives commensurate with their ability and performance and the Company's performance.

   Each year, the Committee requires a comprehensive review of the Company's executive compensation programs. The purpose of the review is to assure that the Company's executive compensation programs remain competitive and that the programs meet their objective of creation of shareholder value. In its review, the Committee considers data provided by management and by one or more leading compensation consulting groups.

 Compensation Programs

   The Company's compensation programs consist of base salary, a short-term cash incentive program (the "Annual Plan"), annual profit sharing (known in the Company as "Gainsharing"), and a long-term incentive stock option program. At the executive officer level, compensation includes a significant amount of performance-based compensation (short-term and long-term incentive programs).

 Base Salary

   Base salaries for executive officers are determined in the same manner as that of other salaried employees. Salary guidelines are established by comparing the responsibilities of the individual's position in relation to similar positions in other manufacturing companies of comparable size and lines of business both within and outside the Rocky Mountain region. Increases in individual salaries are determined considering the person's performance against personal objectives for the year, as well as the Company's performance against certain corporate objectives.

 Annual Incentive

   The Company's officers are eligible to receive an annual cash incentive award under the Annual Plan. In addition to the executive officers, approximately 70 key employees participated in the Annual Plan in 1999. Under the Annual Plan, individual target bonuses are established based on position level. Participants may receive the target bonus, or more or less than the target bonus depending upon the Company's performance as compared to plan, and the participants' performance against individual objectives established at the start of the year. The 1999 Annual Plan for executive management had 90% of their award tied to earnings per share and operating cash flow objectives and 10% tied to strategic objectives. Such strategic objectives were specific to each executive manager.

 Gainsharing

   The Company believes that employee participation in profitability is a cornerstone to increased productivity and a successful organization. Therefore, each employee of the company receives a pro rata portion of a profit sharing pool based on operating cash flow results as measured against the annual plan. The pro rata amount paid to each employee is based on a formula incorporating length of service and compensation earned for the year. The compensation portion of the formula is subject to a ceiling substantially lower than the annual salary of any of the executives named in the Summary Compensation Table, resulting in payments being spread more evenly among all employees of the Company. In 1999, the executive officers of the Company waived their participation rights in order to increase the pool available to non-executive employees.

 Long-Term Incentive

   The Company believes in the importance of stock ownership by management and other employees because compensation linked to stock price performance helps focus their attention on long-term creation of shareholder value. Consequently, the Company's long-term incentive plans are stock-based. The primary long-term incentive vehicle is the Incentive Plan, in which nearly all employees are eligible to participate. Participants are considered for awards of stock options, based upon an assessment of job level, performance, potential, and competitive practice. Stock options for executive management become exercisable (vest) over a four or five year period and have terms of from six to ten years. Under this plan, approximately 252,000 options were issued to approximately 60 employees in 1999. Options generally were, and historically have been, granted at fair market value at the date of the grant.

 Chief Executive Officer Compensation

   In 1999, Mr. Hughes served as the Company's Chief Executive Officer and President. In determining Mr. Hughes' compensation, the Committee considered financial and non-financial performance, as well as how the Chief Executive Officer's compensation compares to that of chief executive officers in comparable companies.

   The Company's key internal financial measurements are performance against earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings per share ("EPS") targets. In 1999, the Company incurred non-recurring charges of $9.1 million related to the cessation of production and distribution of its 30 count dietary supplements product line. As a result of these non-recurring charges, compared to the prior year, the Company's EBITDA decreased 52%, and EPS decreased 64%. Revenue growth, another measure of Company performance, increased 7.5% in 1999 after giving effect to the non-recurring charge.

   Based on these financial results, Mr. Hughes recommended to the Committee that management personnel receive 100% bonus payout in recognition of the pre-writeoff operating performance, and that he not receive an award under the Annual Plan for the fiscal year ending September 30, 1999, due to the post write-off reported results. The Committee adopted Mr. Hughes' recommendation.

MEMBERS OF THE COMMITTEE

Ronald V. Davis, Chairman

John D. Howard

Leonard Lieberman

Gregg A. Ostrander

                               PERFORMANCE GRAPH

   The following graph provides a comparison of the cumulative total return* for the Standard & Poor's Foods Index, the Standard & Poor's Beverage-Soft Drink Index, the Wilshire 5000 Index, The Russell 2000 Index and the Company since the Company's initial public offering on July 12, 1993.

                  [LOGO OF CELESTIAL SEASONINGS APPEARS HERE]

* $100 invested July 12, 1993 in Common Stock at the initial public offering price or in the index indicated, including reinvestment of dividends. All other dates in the graph correspond with the last trading day of the Company's fiscal periods.

   Corresponding index values and Common Stock price values are given below:

                               07/12/93  09/24/93  09/23/94  09/29/95  09/27/96  09/26/97  09/25/98   09/24/99
                               --------- --------- --------- --------- --------- --------- --------- ----------
Celestial Seasonings Index     $  100.00 $  153.75 $   90.00 $   90.00 $   95.00 $  142.50 $  179.40 $   192.50
S&P Foods Index                $  100.00 $  100.22 $  107.78 $  137.08 $  144.02 $  187.01 $  201.14 $   184.76
S&P Bev.-S.D. Index            $  100.00 $  102.47 $  106.34 $  157.71 $  192.69 $  248.00 $  219.10 $   206.81
Wilshire 5000 Index            $  100.00 $  102.83 $  102.66 $  130.47 $  151.77 $  205.54 $  215.17 $   262.36
Celestial Seasonings
Initial Public Offering Price
(7/12/93) or Closing Stock
 Price(1)                      $   10.00 $   15.38 $    9.00 $    9.00 $    9.50 $   14.25 $   17.94     $19.25
S&P Foods Index                $  802.03 $  803.80 $  864.44 $1,099.46 $1,155.12 $1,499.85 $1,613.23 $ 1,481.80
S&P Bev.-S.D. Index            $1,463.81 $1,499.92 $1,556.55 $2,308.60 $2,820.63 $3,630.23 $3,207.23 $ 3,027.34
Wilshire 5000 Index            $4,450.38 $4,576.47 $4,568.98 $5,806.63 $6,754.33 $9,147.19 $9,575.98 $11,675.90

--------
(1) The Company declared a two-for-one stock split effected in the form of a 100% common stock dividend during September 1998. All closing prices for the Company's common stock are adjusted for the stock dividend.

                            PRINCIPAL STOCKHOLDERS

   The following table and notes set forth as of December 1, 1999 the beneficial ownership, as defined by the regulations of the United States Securities and Exchange Commission ("the Commission"), of Common Stock held by
(i) each person or group of persons known by the Company to beneficially own more than five percent (5%) of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table set forth under "Compensation of Directors and Executive Officers" and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. Unless otherwise indicated, the stockholders listed below have sole voting and investment power with respect to the shares reported as owned. Except as otherwise indicated, the address of each person listed below is 4600 Sleepytime Drive, Boulder, Colorado, 80301.

                                          Amount and Nature of  Percent of Class
       Name/Address of Beneficial Owner   Beneficial Ownership Beneficially Owned
       --------------------------------   -------------------- ------------------
       The Capital Group Companies,
        Inc.(1)
        333 South Hope Street, 52nd
         Floor
        Los Angeles, CA 90071 ..........         530,000              6.32%

       Essex Investment Management(2)
        125 High Street
        South Boston, MA 02110..........       1,121,015             13.38

       FMR Corp.(3)
        82 Devonshire Street
        Boston, MA 02109 ...............       1,006,520             12.01

       Gabelli Funds, Inc.(4)
        One Corporate Center
        Rye, NY 10580 ..................       1,412,000             16.85

       Mo Siegel(5).....................         471,584              5.63
       Ronald V. Davis(6)...............          32,652                 *
       Marina Hahn(7)...................          12,166                 *
       John D. Howard(7)................          92,214               1.1
       Stephen B. Hughes(8).............         253,379              3.02
       James P. Kelley(7)...............          37,832                 *
       Leonard Lieberman(7).............          15,617                 *
       Gregg A. Ostrander...............             132                 *
       William Atchinson(9).............          18,400                 *
       Kerin Franklin(10)...............           3,057                 *
       Marie Gambon(11).................          21,704                 *
       Blake Waltrip(12)................           5,700                 *
       All Officers and Directors as a
        Group (12 persons)(13)..........         964,437             11.51%

-------
  *Less than 1%
 (1) According to a statement on Schedule 13G filed on February 8, 1999, with the Commission.
 (2) According to an amendment to a statement on Schedule 13G filed on April 12, 1999, with the Commission, Essex Investment had sole voting power over 687,070 shares and may be deemed to have beneficial ownership of an additional 433,945 shares.
 (3) According to an amendment to a statement on Schedule 13G filed on May 10, 1999, with the Commission, FMR Corp. had sole voting power over 324,700 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 668,020 shares as a result of acting as investment adviser to various investment companies that own the shares. Power to vote those shares is held by the Board of Trustees of the funds which own the shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 279,800 shares as a result of its serving as investment manager of certain institutional accounts. Mr. Edward C. Johnson 3d and Abigail Johnson, through a shareholders' voting agreement with respect to FMR Corp., and together with certain other Johnson family members, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Fidelity International Limited, a Bermudan joint stock company, is the beneficial owner of 58,700 shares. Fidelity International Limited was a majority-owned subsidiary of Fidelity Management & Research Company until June 30, 1980, when its shares were distributed, as a dividend, to the shareholders of FMR Corp.
 (4) According to an amendment to a statement on Schedule 13D filed on October 12, 1999, with the Commission.
 (5) Includes 227,940 shares obtainable upon the exercise of presently exercisable options and 649 shares held in Mr. Siegel's account in the Company's employee stock ownership plan (the "ESOP").
 (6) Includes 30,000 shares obtainable upon the exercise of presently exercisable options.
 (7) Includes 10,000 shares obtainable upon the exercise of presently exercisable options.
 (8) Includes 30,000 restricted shares and 207,833 shares obtainable upon the exercise of presently exercisable options.
 (9) Includes 15,000 shares obtainable upon the exercise of presently exercisable options.
(10) Includes 2,663 shares obtainable upon the exercise of presently exercisable options and 226 shares held in Ms. Franklin's account in the ESOP.
(11) Includes 20,000 shares obtainable upon the exercise of presently exercisable options and 194 shares held in Ms. Gambon's account in the ESOP.
(12) Includes 5,700 shares obtainable upon the exercise of presently exercisable options.
(13) Includes 549,136 shares obtainable upon the exercise of presently exercisable options and 1,072 shares held in accounts in the ESOP.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Pursuant to an Employment Agreement dated June 16, 1997, between the Company and Stephen B. Hughes, the Company provided an interest free loan of approximately $910,000 to be used for the purchase of a home. The loan was payable upon the earlier of the sale of Mr. Hughes' former home or 18 months after the purchase of a new home. During April 1998 all amounts due from Mr. Hughes were paid to the Company in full.

   During 1999, Mr. Hughes and his wife borrowed approximately $3.0 million, from a bank, in connection with the purchase and construction of certain real estate. The interest rate on this loan is equal to the banks prime rate. The Company guaranteed the repayment of up to $1.0 million of the loan, plus all interest, lender's costs, expenses and attorney's fees incurred in connection with any future collection of the loan. The guaranty will terminate when the loan has been repaid in full, which under the terms of the loan is expected to occur by the summer of 2001.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The firm of Deloitte & Touche LLP served as independent auditors of the Company for the year ended September 30, 1999, and, upon recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP to serve for the year ending September 30, 2000. The Board of Directors is requesting ratification by the stockholders of Deloitte & Touche LLP's appointment. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   In the event this proposal is defeated, the vote will be considered by the Board of Directors in selecting auditors for the next year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of a year, Deloitte & Touche LLP's appointment for the 2000 year will stand unless the Board of Directors finds other reasons for making a change.

   Services to be performed by Deloitte & Touche LLP for the 2000 year will include, among other things, audit of annual financial statements, limited reviews of quarterly financial information and consultations in connection with various financial reporting, accounting and tax matters. Ratification of Deloitte & Touche LLP's appointment requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and voting. In determining whether the proposal has received a majority, abstentions will be counted and have the same effect as a vote against the proposal and broker non-votes will not be considered as present and voting and therefore will have no effect on the vote.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
       THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

   Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings, consistent with rules adopted by the Commission. Such proposals must be received by the Company not later than September 14, 2000 to be considered in the proxy statement and form of proxy relating to the 2001 Annual Meeting of Stockholders. Any such proposals should be addressed to: Corporate Secretary, Celestial Seasonings, Inc., 4600 Sleepytime Drive, Boulder, Colorado 80301.

                         ANNUAL REPORT TO STOCKHOLDERS

   The 1999 Annual Report of the Company, as filed with the Commission, is being mailed to the stockholders with this Proxy Statement. The Annual Report is not to be considered part of the soliciting material.

                                 OTHER MATTERS

   The Board of Directors is not aware of any business to be presented at the Meeting except the matters set forth in the Notice and described in this Proxy Statement. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed form of proxy will vote on such matters in accordance with their best judgement.

                                          Celestial Seasonings, Inc.

Boulder, Colorado
January 10, 2000

                          CELESTIAL SEASONINGS, INC.
              Proxy Solicited on Behalf of The Board of Directors

        The undersigned appoints Mo Siegel, Stephen B. Hughes and David I. Rosenthal, or any of them, the proxies and attorneys-in-fact for the undersigned, with full power of substitution and revocation, to vote on behalf of the undersigned, at the 2000 annual meeting of stockholders of Celestial Seasonings, Inc. (The "Company") to be held at Celestial Seasonings, Inc., 4600 Sleepytime Drive, Boulder, Colorado 80301 on thursday, February 10, 2000 at 2:30 p.m. (MST), and any adjournments thereof, all shares of the common stock, $.01 per value per share, of the Company standing in the name of the undersigned or which the undersigned may be entitled to vote as follows:

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
                            PROPOSED BY THE COMPANY

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                    IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

               (Continued and to be signed on the reverse side.)

                                                               For All
                                                               (Except those
1. Election of Directors.                     For   Withhold   written to      2. Ratification of the      For   Against   Abstain
   Nominees: James P. Kelley and Mo Siegel    All     All      the left           appointment of           [ ]     [ ]       [ ]
                                              [ ]     [ ]         [ ]             Deloitte & Touche LLP
   ----------------------------------------                                       as the Company's
            Nominee Exception                                                     Independent auditors
                                                                                  for the year ending
                                                                                  September 30, 2000

                                                                                  Yes, I am planning on
                                                                                  attending the meeting    [ ]

                                                                                  Then undersigned hereby revokes all previous
                                                                                  proxies given by the undersigned to vote at such
                                                                                  meeting or adjournment or postponement thereof.

                                                                                                Dated_____________________________

                                                                                  Signature_______________________________________

                                                                                  ------------------------------------------------
                                                                                  Please sign exactly as name appears on the card.
This proxy when properly executed will be voted in the manner directed            When shares are held by joint tenants, both
herein by the undersigned. If no direction is made, this proxy will be voted      should sign. When signing as attorney, executor,
FOR items 1 and 2. The persons named as proxies on the reverse side of this       administrator or guardian, please give full title
card will have discretionary authority to vote this proxy with respect to         as such. If a corporation, please sign in full
additional matters that are properly presented at the meeting. Receipt of         corporate name by president or other authorized
the Notice of Annual Meeting of Stockholders and accompanying Proxy               officer. If a partnership, please sign in
Statement is hereby acknowledged                                                  partnership name by authorized person.

                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE